Page 1 of 33 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (AMENDMENT NO. 2)*

                                Duane Reade, Inc.
                -------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                -------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 263578106
                -------------------------------------------------
                                (CUSIP NUMBER)

                             December 31, 1998
                -------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
         Rule 13d-1(c)
      X Rule 13d-1(d), except with respect to the 5,100 shares reported by Alliance Capital Management L.P., which are reported under
         Section 13d-1(b).

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 263578106          13G               Page 2 of 33 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        48.9%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 263578106          13G               Page 3 of 33 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        48.9%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 263578106          13G               Page 4 of 33 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle
          (formerly Alpha Assurances Vie Mutuelle)
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         48.9%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 263578106         13G                Page 5 of 33 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        48.9%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 263578106          13G               Page 6 of 33 Pages
     1- NAME OF REPORTING PERSON
        AXA  (formerly AXA-UAP)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        48.9%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 263578106          13G               Page 7 of 33 Pages
     1- NAME OF REPORTING PERSON
        THE EQUITABLE COMPANIES INCORPORATED

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        8,301,834

                7- SOLE DISPOSITIVE POWER                         5,300

                8- SHARED DISPOSITIVE POWER                   8,301,634

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,306,934

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        48.9%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 8 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Alliance Capital Management L.P.  13-3434400

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                       0
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                5,100
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER                  0

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  5,100

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.03%

 12.  TYPE OF REPORTING PERSON*
      IA
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 9 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Donaldson, Lufkin & Jenrette, Inc.  13-1898818

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 8,301,834
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                    200
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            8,301,634

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,301,834

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      48.9%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 10 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Donaldson, Lufkin & Jenrette Securities Corporation  13-2741729

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                       0
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                  200
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER              9,870

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 10,070

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.06%

 12.  TYPE OF REPORTING PERSON*
      BD
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 11 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 8,291,764
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            8,291,764

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              8,291,764

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      48.8%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 12 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking Partners II, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 5,223,192
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            5,223,192

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              5,223,192

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      30.7%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 13 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking Partners II-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   208,012
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              208,012

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                208,012

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.2%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 14 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Offshore Partners II, C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   256,849
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              256,849

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                256,849

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.5%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 15 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Millennium Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                    84,453
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER               84,453

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 84,453

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 16 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Millennium Partners-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                    16,471
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER               16,471

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 16,471

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 17 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking II, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 5,788,976
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            5,788,976

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              5,788,976

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      34.1%

 12   TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 18 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking II, LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 5,788,976
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            5,788,976

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              5,788,976

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      34.1%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 19 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   418,776
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              418,776

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                418,776

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.5%

 12   TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 20 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Associates, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   418,776
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              418,776

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                418,776

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.5%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 21 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   305,371
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              305,371

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                305,371

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.8%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 22 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners-A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   113,405
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              113,405

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                113,405

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.6%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 23 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJMB Funding II, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 927,352
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            927,352

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                927,352

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.4%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 24 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               1,018,463
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          1,018,463

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,018,463

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.0%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 25 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      UK Investment Plan 1997 Partners

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 138,196
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            138,196

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                138,196

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.8%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 26 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ First ESC, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 995,011
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            995,011

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                995,011

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.8%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 263578106                13G                      Page 27 of 33 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ EAB Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  23,452
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             23,452

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 23,452

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 28 of 33 Pages
              Duane Reade, Inc.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              440 Ninth Ave.
              New York, NY  10001

    Item 2(a) and 2(b)
              Name of Person Filing and Address of Principal Business Office:

              AXA Conseil Vie Assurance Mutuelle
                  (formerly Alpha Assurances Vie Mutuelle)
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              as a group (collectively, the 'Mutuelles AXA').

              AXA (formerly, AXA-UAP)
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

              Alliance Capital Management L.P.
              1345 Avenue of the Americas
              New york, New York 10105

              Donaldson, Lufkin & Jenrette, Inc.
              Donaldson, Lufkin & Jenrette Securities Corporation
              DLJ Capital Investors, Inc.
              DLJ Merchant Banking Partners II, L.P.
              DLJ Merchant Banking Partners II-A, L.P.
              DLJ Offshore Partners II, C.V.
              DLJ Milennium Partners, L.P.
              DLJ Millenium Partners-A, L.P.
              DLJ Merchant Banking II, Inc.
              DLJ Merchant Banking II, LLC
              DLJ Diversified Partners, Inc.
              DLJ Diversified Associates, L.P.
              DLJ Diverisifed Partners, L.P.
              DLJ Diversified Partners-A, L.P.
              DLJMB Funding II, Inc.
              DLJ LBO Plans Management Corporation
              UK Investment Plan 1997 Partners
              DLJ First ESC, L.P.
              DLJ EAB Partners, L.P.
              277 Park Avenue,
              New York, NY 10172.

              (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

                                                      Page 29 of 33 Pages
    Item 2(c) Citizenship:
              Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below:

                Mutuelles AXA and AXA - France

    Item 2(d) Title of Class of Securities:
              Common Stock

    Item 2(e) CUSIP Number:
              263578106

    Item 3.   Type of Reporting Person:

              The Equitable Companies                                   HC
              The Mutuelles AXA, as a group                             HC
              AXA                                                       HC
              Alliance Capital Management L.P.                          IA
              Donaldson, Lufkin & Jenrette, Inc.                        HC
              Donaldson, Lufkin & Jenrette Securities Corporation       BD
              DLJ Capital Investors, Inc.                               HC
              DLJ Merchant Banking Partners II, L.P.                    PN
              DLJ Merchant Banking Partners II-A, L.P.                  PN
              DLJ Offshore Partners II, C.V.                            PN
              DLJ Milennium Partners, L.P.                              PN
              DLJ Millenium Partners-A, L.P.                            PN
              DLJ Merchant Banking II, Inc.                             CO
              DLJ Merchant Banking II, LLC                              PN
              DLJ Diversified Partners, Inc.                            CO
              DLJ Diversified Associates, L.P.                          PN
              DLJ Diverisifed Partners, L.P.                            PN
              DLJ Diversified Partners-A, L.P.                          PN
              DLJMB Funding II, Inc.                                    CO
              DLJ LBO Plans Management Corporation                      CO
              UK Investment Plan 1997 Partners                          PN
              DLJ First ESC, L.P.                                       PN
              DLJ EAB Partners, L.P.                                    PN

                                                    Page 30 of 33 Pages
    Item 4. Ownership as of December 31, 1998:
                                                                 (a)      (b)
                                                                Amount  Percent
                                                           Beneficially of Class
                                                          Owned (Shares)  (1)
   The Mutuelles AXA, as a group (2)                          8,306,933  48.9%
   AXA  (2)                                                   8,306,933  48.9%
   The Equitable Companies Incorporated                       8,306,933  48.9%
   Alliance Capital Management Corp.                              5,100   0.03
   Donaldson, Lufkin & Jenrette Securities Corporatio            10,070   0.06%
   DLJ Capital Investors, Inc.                                8,291,763  48.8%
   DLJ Merchant Banking Partners II, L.P.                     5,223,192  30.7%
   DLJ Merchant Banking Partners II-A, L.P.                     208,012   1.2%
   DLJ Offshore Partners II, C.V.                               256,849   1.5%
   DLJ Milennium Partners, L.P.                                  84,453   0.5%
   DLJ Millenium Partners-A, L.P.                                16,471   0.1%
   DLJ Merchant Banking II, Inc.                              5,788,976  34.1%
   DLJ Merchant Banking II, LLC                               5,778,976  34.1%
   DLJ Diversified Partners, Inc.                               418,776   2.5%
   DLJ Diversified Associates, L.P.                             418,776   2.5%
   DLJ Diverisifed Partners, L.P.                               305,371   1.8%
   DLJ Diversified Partners-A, L.P.                             113,405   0.7%
   DLJMB Funding II, Inc.                                       927,352   5.4%
   DLJ LBO Plans Management Corporation                       1,018,463   6.0%
   UK Investment Plan 1997 Partners                             138,196   0.8%
   DLJ First ESC, L.P.                                          995,011   5.8%
   DLJ EAB Partners, L.P.                                        23,452   0.1%

   (1) Based on 16,985,557 shares outstanding as reported in the Company's most recent 10-Q report.
   (2) Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

    ITEM 4. Ownership as of 12/31/98(CONT.)                 Page 31 of 33 Pages
       (c) Deemed Voting Power and Disposition Power:
                                                        (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                                      power to vote    power to vote    to dispose or to    power to dispose
                                                      or to direct     or to direct        direct the       or to direct the
                                                        the vote         the vote        disposition of      disposition of
   The Mutuelles AXA, as a group                                0        8,301,834               5,300           8,301,634
   AXA                                                          0        8,301,834               5,300           8,301,634
   The Equitable Companies Incorporated                         0        8,301,834               5,300           8,301,634
   Alliance Capital Management L.P.                             0                0               5,100                   0
   Donaldson, Lufkin & Jenrette, Inc.                           0        8,301,834                 200           8,301,634
   Donaldson, Lufkin & Jenrette Securities Corporation          0                0                 200               9,870
   DLJ Capital Investors, Inc.                                  0        8,291,763                   0           8,291,763
   DLJ Capital Investors, Inc.                                  0        8,291,763                   0           8,291,763
   DLJ Merchant Banking Partners II, L.P.                       0        5,223,192                   0           5,223,192
   DLJ Merchant Banking Partners II-A, L.P.                     0          208,012                   0             208,012
   DLJ Offshore Partners II, C.V.                               0          256,849                   0             256,849
   DLJ Milennium Partners, L.P.                                 0           84,453                   0              84,453
   DLJ Millenium Partners-A, L.P.                               0           16,471                   0              16,471
   DLJ Merchant Banking II, Inc.                                0        5,788,976                   0           5,788,976
   DLJ Merchant Banking II, LLC                                 0        5,778,976                   0           5,778,976
   DLJ Diversified Partners, Inc.                               0          418,776                   0             418,776
   DLJ Diversified Associates, L.P.                             0          418,776                   0             418,776
   DLJ Diverisifed Partners, L.P.                               0          305,371                   0             305,371
   DLJ Diversified Partners-A, L.P.                             0          113,405                   0             113,405
   DLJMB Funding II, Inc.                                       0          927,352                   0             927,352
   DLJ LBO Plans Management Corporation                         0        1,018,463                   0           1,018,463
   UK Investment Plan 1997 Partners                             0          138,196                   0             138,196
   DLJ First ESC, L.P.                                          0          995,011                   0             995,011
   DLJ EAB Partners, L.P.                                       0           23,452                   0              23,452

       (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                          Page 32 of 33 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

    Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:
         (X)  Alliance Capital Management L.P.
         (X)  Donaldson, Lufkin & Jenrette, Inc.
         (X)  Donaldson, Lufkin & Jenrette Securities Corporation
         (X)  DLJ Capital Investors, Inc.
         (X)  DLJ Merchant Banking Partners II, L.P.
         (X)  DLJ Merchant Banking Partners II-A, L.P.
         (X)  DLJ Offshore Partners II, C.V.
         (X)  DLJ Milennium Partners, L.P.
         (X)  DLJ Millenium Partners-A, L.P.
         (X)  DLJ Merchant Banking II, Inc.
         (X)  DLJ Merchant Banking II, LLC
         (X)  DLJ Diversified Partners, Inc.
         (X)  DLJ Diversified Associates, L.P.
         (X)  DLJ Diverisifed Partners, L.P.
         (X)  DLJ Diversified Partners-A, L.P.
         (X)  DLJMB Funding II, Inc.
         (X)  DLJ LBO Plans Management Corporation
         (X)  UK Investment Plan 1997 Partners
         (X)  DLJ First ESC, L.P.
         (X)  DLJ EAB Partners, L.P.

                                                      Page 33 of 33 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: March 26, 1999          THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.